Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For more information contact:

Lori Evans

Evans Public Relations/for SiRF Technology Holdings, Inc.

650/312-8344 mobile: 650/200-5891

lori@evanspublicrelations.com

Rebecca Parr

SiRF Technology, Inc.

408/392-8422

rparr@sirf.com

SiRF Technology Acquires TrueSpan, Adds Key Systems Expertise to Broaden its Multifunction Strategy

Communications systems expertise and OFDM technology strengthen SiRF’s core multifunction platform

SAN JOSE, Calif. – March 16, 2006 – SiRF Technology Holdings, Inc. (NASDAQ: SIRF), a leading provider of GPS-enabled silicon and premium software location platforms, today announced that it has acquired TrueSpan, a technology company with significant communications systems expertise, for consideration that includes cash and stock.

Founded in September 2004, TrueSpan is developing a silicon and software platform that brings high quality digital audio and video experience to consumers in mobile environments. Its technology includes a sophisticated OFDM (Orthogonal Frequency Division Multiplexing – a technique for transmitting large amounts of digital data over a radio wave) engine, optimized to support multiple mobile digital video broadcast standards. TrueSpan has development teams in Long Beach, California and Bangalore, India.

“World class communications systems expertise is a critical capability for us, especially as we expand our offerings to include complex multifunction and location technology platform solutions,” said Dr. Michael Canning, president and chief executive officers of SiRF. “This experienced team, led by one of the co-founders of SiRF and including some of the original SiRF employees, will significantly strengthen both our GPS and communications systems expertise.”

Targeted at mobile phone, automotive and consumer markets, mobile digital audio and video broadcast is an emerging technology that is creating lots of excitement in the mobile community worldwide. Standards including DVB-T, DVB-H and DMB are being deployed in different regions of the world. By 2010, Informa Telecoms & Media believes that there will be 74 million DVB-H users, more than 50% of all mobile TV handset sales.

“Anticipating emerging market trends and developing differentiable solutions to address mainstream consumer needs has been key to our success in the market place. We believe that mobile video broadcast market fits that criteria and is very synergistic with our target markets for GPS,” said Kanwar Chadha, founder and vice president of marketing for SiRF. “The sophisticated OFDM technology developed by TrueSpan not only addresses the needs of emerging mobile digital television market, but also has the potential to become a major anchor for our overall multifunction strategy.”

As part of this acquisition, SiRF also announced that Sanjai Kohli, founder and chief technology officer of TrueSpan and one of the co-founders of SiRF, will become chief technology officer for SiRF. He will lead a team of technologists to develop innovative solutions for all SiRF products including both location and multifunction platforms.

“Mobile digital video broadcast technology and GPS-enabled location technology have both market and technology synergies and SiRF’s leadership in this market place opens up vast opportunities for our platform,” said Sanjai Kohli, founder and chief technology officer of TrueSpan. “I am glad to be back at SiRF and look forward to further strengthening its technology leadership position.”

TrueSpan has become a wholly-owned subsidiary of SiRF. About 30 employees of TrueSpan, with the majority in Bangalore, India, have joined SiRF.

About SiRF Technology

SiRF Technology Holdings, Inc. develops and markets semiconductor and software products that are designed to enabled location-awareness utilizing GSP and other location technologies, enhanced by wireless connectively capabilities such as Bluetooth, for high-volume mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices and commercial applications. SiRF’s technology has been integrated into mobile consumer devices such as automobile navigation systems, mobile phones, PDAs, GPS-based peripherals and handheld GPS navigation devices, and into commercial applications, such as location servers, asset tracking devices and fleet management systems. SiRF markets and sells its products in four target platforms: automotive, consumer electronics, mobile computing and wireless devices. Founded in 1995, SiRF is headquartered in San Jose, California, and has sales offices, design centers and research facilities around the world. The company trades on the NASDAQ Stock Exchange under the symbol SIRF. Additional information about SiRF and its location technology solutions can be found at www.sirf.com.

About TrueSpan

TrueSpan Incorporated is a privately-held Delaware corporation, formed in August 2004 to develop innovative products to support the emerging DVB standards for reception of digital terrestrial broadcast television to handheld devices, primarily cellular handsets. TrueSpan has two development locations, one in Long Beach, California and one in Bangalore, India. Its headquarters are located at 3780 Kilroy Airport Way, Suite 500, Long Beach, California 90806.

Forward-Looking Statements:

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements regarding the ability of TrueSpan employees to strengthen our GPS and communications systems expertise, the number of DVB-H users by 2010, the synergy between the mobile video broadcast market and our GPS target markets, the benefits of TrueSpan’s OFDM technology and the ability to develop innovative solutions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “to,” “being,” “possible,” “may,” “addresses,” “designed to,” “provide,” “believe,” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and should not be considered as an indication of future performance. SiRF’s actual results could differ materially from those discussed in these forward-looking statements as a result of risks and uncertainties, including, among others, demand and market acceptance for our products and those of our customers, the market for GPS-based location-awareness capabilities and OFDM technology, integration of new systems and employees, risks associated with the semiconductor industry and other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and from time to time in SiRF’s SEC reports. These forward-looking statements speak only as of the date hereof. We do not undertake any obligation to update forward-looking statements.

Editors Note: SiRF Technology and the SiRF logo are registered trademarks of SiRF Technology, Inc. Other trademarks are property of their respective companies.

# # #